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                                                            Exhibit 99.1



                          DATAWARE TECHNOLOGIES, INC.

                  Important Factors Regarding Future Results

Information provided by the Company or its spokespersons from time to time may contain forward-looking statements concerning projected financial performance, the development of the Company's markets, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company's management at the time such statements are made. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. Various important factors, including but not limited to the following, have affected the Company's results in the past and may cause its future results to differ materially from those projected in the forward-looking statements.

Rapid Technological and Market Changes

The market for the Company's products and services is characterized by rapidly changing technology. The Company's products and services historically were based on CD-ROM technology and on-line information management and distribution technology, the core elements of which were developed prior to or during the early 1990s. With the recent popularity of the Internet and internal corporate "intranets," the environment for information management and distribution products and services has changed rapidly and continues to change.

Beginning in 1995, the Company has been devoting substantial resources to the development of new products to utilize these communications media. As with any new product, the Company's most innovative offerings (Dataware II Knowledge Management Suite and Dataware II Publisher) may be subject to delays in production and will require a period of adjustment to ensure that they are meeting customer-specific requirements. The Company will need to be successful in its ongoing research and development for these products, to keep up with developments, including next-generation user interfaces, semantic modeling, and collaborative filtering technology, and other features introduced by competitors if they are to realize management's current hopes for them. In addition, many of the Company's traditional competitors and other companies selling related products, some with substantially greater resources than the Company, are positioning their products as "knowledge management" systems.

The Company historically has distributed its products and services largely through direct channels. With the sale of a portion of its data services business to Information Handling Services Group, Inc. ("IHS") in September 1997, including five foreign subsidiaries that had been distributing products and services, the Company now must rely more heavily on indirect channels, such as value-added resellers. IHS is now the Company's biggest customer, accounting for 13% of total revenues in 1997. Disruptions in any of the Company's distributor relationships, or the Company's inability to develop and manage these relationships effectively, may have a material adverse effect on the Company's business.

More generally, the Company's ability to realize its expectations will depend on its success at enhancing its current offerings, developing new products and services that keep pace with developments in technology and meet evolving customer requirements, and delivering those products through appropriate distribution channels. This will require, among other things, correctly anticipating customer needs, hiring and retaining personnel with the necessary skills and creativity, providing adequate funding for the development efforts, and managing distribution channels effectively. Failure by the Company to anticipate or respond adequately to technological developments and customer requirements, significant delays in the development, production, testing, marketing or availability of new or enhanced products or services, or the failure of customers to accept such products or services could adversely affect the Company's competitive position and operating results.

Competition

The market areas where the Company competes are intensely competitive and rapidly changing. The Company's
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historical competition from direct competitors that offer CD-ROM software and/or services, text management software, and software and services for on-line/internet applications continues. As noted above, many companies with related products are positioning them as "knowledge management" products. The Company also competes with large organizations that may also be customers, including software publishers, publishing houses and systems integrators. The Company expects that competition from these sources will increase. Furthermore, it is likely that new competitors will enter the markets as they continue to grow.

Many of the Company's existing and potential competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources than the Company. Furthermore, as the markets grow, a number of companies with significantly greater resources than the Company could attempt to increase their presence in the Company's market areas by acquiring or forming strategic alliances with competitors of the Company or by introducing products or services specifically designed for these markets.

The principal competitive factors affecting the market for the Company's products and services include vendor and product reputation, breadth of product and services offering, direct and indirect sales presence, product performance, functionality, price, ease of use, architecture, platform coverage, quality of support and international language support. Based on these factors, the Company believes that it has competed effectively to date. The Company expects competition to increase and such increased competition could result in price reductions and loss of market share for the Company. The Company must continue to introduce enhancements to its existing products and services and new products and services in a timely manner in order to remain competitive. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

Fluctuations in Operating Results

The Company has experienced and may in the future experience significant period-to-period fluctuations in operating results. The Company's software license fee revenues in any quarter are substantially dependent on the timing of product shipments and receipt of license reports (with respect to which sales are often difficult to forecast), the Company's ability to close significant sales in that quarter, external market conditions and competition. The Company's sales cycle varies substantially from customer to customer and, like many other high technology companies, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter. The Company's orders early in a quarter will not generally be large enough to assure that it will meet its revenue targets for any particular quarter. Accordingly, the Company's quarterly results will be difficult to predict until the end of the quarter. Any forward-looking statements about operating results made by members of management will be based on historically reasonable assumptions about the likelihood of closing sales then in the pipeline. The failure to consummate any of those sales may have a disproportionately negative impact on operating results, given the Company's relatively fixed costs, and may thus prevent management's projections from being realized.

Other factors that affect the Company's operating results and that management takes into account include worldwide and regional economic trends, such as the turmoil in the economies of Asia that began during 1997, the conversion of European currencies to the Euro scheduled to take place at the beginning of 1999, changes in the value of major foreign currencies in which the Company conducts business and other changes in the cost of revenues. Changes in the factors underlying management's assumptions may result in a material variation between actual results and those forecast in any forward-looking statements made during a particular period.

Dependence on Certain Classes of Customer

Although the Company's customer base is broad and diverse, the Company's revenues depend in part on maintaining its relationships with certain classes of customer, particularly including government agencies in the United States, Canada, Germany, and the United Kingdom, corporate and commercial publishers, and (for certain online products) law firms. The Company's newer Knowledge Management offerings are aimed at corporate intranet users, and its electronic prospectus product will be used by financial printers, issuers of securities, and financial services and health care organizations. Factors generally affecting any of these customer groups may have a substantial adverse
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effect on the Company's earnings. For example, political pressures have in the past and may in the future cause governmental customers to reduce spending on the Company's products and services. A reduction in the amount of orders received from any such customer class would have a material adverse effect on the Company's earnings and may cause actual results to differ from those projected in management's forward-looking statements.

Dependence on Licensed Proprietary Technology

Certain proprietary technology is incorporated into the Company's products under license agreements with third parties who may be competitors. Management's forward-looking statements are necessarily based on assumptions about the costs associated with the Company's use of such technology, but such costs are subject to change from time to time for reasons not under the Company's control. Changes in such costs or in the availability of such licenses could have a material effect on the Company's operating results, and may cause actual results to differ from those projected in management's forward-looking statements.

Dependence on Key Personnel

The Company's success depends on its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software and services industry is intense, and the Company is always at risk of losing key personnel to competitors offering attractive compensation. Management's projections necessarily assume that the Company will continue to attract and retain such personnel, so the failure to do so could have a material adverse effect on the Company's ability to develop and market competitive products and, thus its ability to achieve projected operating results.

Management of Growth Through Acquisitions

The Company's product range and customer base have grown rapidly in the past due in part to acquisitions. The Company may acquire additional businesses or assets in the future. Any forecasts of the probability of success of an acquisition are dependent upon the Company's ability to integrate the acquired business or assets successfully. Failure to do so, or a material increase in the cost of integration, could cause actual results to differ from those projected in management's forward-looking statements.

Year 2000 Problem

Like all businesses world-wide, the Company faces uncertainties and potential risks arising from the inability of date fields in computer software or embedded chips to properly recognize the symbol "00" as indicating the year 2000. The Company is reviewing its own systems and monitoring the upgrade process of its suppliers. However, due to the interrelationships and complexity of modern computer systems, there may be systems used by the Company or third parties that may fail as a result of the Year 2000 problem, potentially having a material adverse effect on the Company's business.